UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☒	Definitive Additional Materials
☐	Soliciting Material pursuant to § 240.14a-12
Advocat Inc.

(Name of Registrant as Specified In Its charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

     On May 27, 2009, Advocat issued the following press release.

Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor
(615) 771-7575	(212) 554-5470
Advocat Announces Two Major Proxy Advisory Service Firms
Recommend Voting the Company’s Proxy Card

BRENTWOOD, Tenn., (May 27, 2009) — Advocat Inc. (NASDAQ: AVCA) today announced that both RiskMetrics Group (formerly ISS) and Glass Lewis & Co., two leading independent proxy advisory firms, recommend that shareholders vote the Company’s WHITE proxy card and not vote the proxy card provided by the dissident shareholder, Bristol Investment Fund Ltd. (“Bristol”). Both firms noted the lack of relevant experience of the Bristol nominees, and neither firm recommended voting for the dissident’s director candidates.
In its report, RiskMetrics commented:
“In contrast we note the dissident nominees lack a direct background in skilled home nursing operations.”
“In contested director elections, dissidents need to prove that they are better suited to effect change than the incumbent directors as well as highlight the particular skill sets they will bring to the board. It is in this regard that we view the dissidents’ argument is lacking.”
“However, the dissident nominees do not appear to have relevant industry experience; therefore, we recommend that shareholders vote on the WHITE proxy card.”
Glass Lewis noted:
“Given that the Dissident lacks a strategic plan, that its nominees do not have public company board experience and have less health care industry experience than the incumbent nominees as well as the board’s responsiveness to shareholder concerns, we will refrain from withholding support from the incumbent nominees. Accordingly, we recommend that shareholders vote for both nominees.”
YOUR VOTE IS IMPORTANT.
     We have expressed our substantial reservations about Bristol’s nominees as candidates for the Board. We believe that neither Mr. Kessler nor Mr. McKilligan merits election to the Board. We say again that we see no evidence in Bristol’s proxy materials that either candidate has any experience in the areas of long term care, multi-location operations or public company board service. We are glad that both RiskMetrics and Glass Lewis have agreed with us on this issue.
Please discard Bristol’s proxy card and sign, date and mail the Company’s enclosed WHITE proxy card at your first convenience. Your vote is important, so please act promptly. If you have already voted using Bristol’s proxy card, you can still revoke it by voting the WHITE proxy card. If you any questions or need assistance in submitting your vote, please contact D. F. King & Co., Inc., which is assisting your Company.
Shareholders call toll free: (800) 628-8536

Banks and Brokers call collect: (212) 269-5550
Advocat provides long term care services to patients in 50 skilled nursing centers containing 5,773 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
Additional Information and Where To Find It
This letter may be deemed to be solicitation material in respect of the matters to be considered at the 2009 annual meeting of shareholders. The Company has filed the definitive proxy statement with the Securities and Exchange Commission (“SEC”) on May 5, 2009. Investors and shareholders are urged to read the proxy statement, the white proxy card and any other relevant documents filed or that will be filed with the SEC because they contain important information. Investors and shareholders may obtain the proxy statement and other relevant documents free of charge at the SEC’s Web site, www.sec.gov; at Advocat’s website, www.irinfo.com/AVC; or from Advocat Inc., 1621 Galleria Boulevard, Brentwood, Tennessee 37027.
Participants in Solicitation
Advocat and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 annual meeting of shareholders. Information regarding the interests of Advocat’s directors and executive officers in the proxy contest is included in Advocat’s definitive proxy statement.
###